Exhibit 99.1

NEWS RELEASE

One Tellabs Center	FOR IMMEDIATE RELEASE
1415 West Diehl Road	April 27, 2006
Naperville, Illinois 60563 U.S.A.

Tel: +1.630.798.8800
Fax: +1.630.798.2000
www.tellabs.com	MEDIA CONTACT:
Ariana Nikitas
+1.630.798.2532
ariana.nikitas@tellabs.com

INVESTOR CONTACT
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

Tellabs board authorizes removal of cap from share repurchase program

Bo Hedfors, Michael Lavin and Jan Suwinski re-elected to Tellabs’ board of directors

Naperville, Ill. — The Tellabs Board of Directors authorized the removal of a $100 million cap from the share repurchase program it authorized in January under Rule 10b5-1 of the Securities and Exchange Act of 1934. Under this plan, the company uses cash generated by employee stock-option exercises (other than those of company officers and the Board of Directors) to repurchase stock. During the first quarter of 2006, Tellabs repurchased 2.1 million shares for $29.6 million under this plan.

Separately, under a $300 million share repurchase plan announced in 2005, Tellabs repurchased
6.2 million shares for $88.9 million in the first quarter of 2006; $18.6 million remains under this plan.

At Tellabs’ annual meeting today, stockholders re-elected Bo Hedfors, Michael Lavin and Jan Suwinski to the Tellabs board of directors for three-year terms. Stockholders also ratified the appointment of Ernst & Young LLP as Tellabs’ independent auditors for 2006.

To view biographies of the Tellabs board of directors, please visit http://www.tellabs.com/investors/annual/2005/leadership.htm.

Tellabs advances telecommunications networks to meet the evolving needs of end-users. Broadband solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Tellabs (NASDAQ: TLAB) is part of the NASDAQ-100 Index and the S&P 500. www.tellabs.com

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